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                                                                     EXHIBIT 1.5

                              Dated: April 1, 1998



                        INTERSCIENCE COMPUTER CORPORATION

                                       and

                                INTERSCIENCE PLC







                                LICENSE AGREEMENT







                                   Owen White
                                  Senate House
                                 62-70 Bath Road
                                     Slough
                                    Berkshire
                                     SK1 3SR

                              Tel. No. 01753-536846
                              Fax No. 01753-691360
                            e-mail: law@owenwhite.com



                                   EXHIBIT 1.5

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                            PATENT LICENCE AGREEMENT


Date:                                                     ________________, 19__


PARTIES:

               1. "The Licensor": Interscience Computer Corporation a corporation organised under the laws of the State of California United States of America (Commission File No. 1-12312) whose principal place of business is at 5236 Coludny Drive, Suite 100, Agoura Hills, California 91301 United States of America.

               2. "The Licensee": Interscience plc an English company (Registration No. 2865344) whose registered office is at Enterprise House Ashford Road, Ashford, Middlesex TW15 IXB.

RECITALS:

             (A) The Licensor has developed and is the beneficial owner of the patent (as defined below) relating to the commercial use of the Fusing Agent (as defined below).

             (B) The Licensee wishes to receive and the Licensor is willing to grant a licence on the terms and conditions hereinafter set forth to work under the said Patent in order to sell supply or otherwise deal in the Fusing Agent and the Products.

OPERATIVE PROVISIONS:

                      1.1 In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

               "Copyright": all copyright and rights in the nature of copyright to which either party may now be or may subsequently become entitled in or in respect of all drawings and other documents. recordings in any form and all other materials bearing or embodying any part of the Technical Information including without limitation any such materials consisting of or containing software or databases

               "Case":  a case or other packaging containing 4 Products

               "Effective Date":  _____________, 1998

               "Fusing Agent": the hydrochlorofluorocarbon solution more particularly identified in the application for the Patent


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               "Improvements": all improvements, modifications or adaptations to any part of the Technical Information which might reasonably be of commercial interest to either party in the design manufacture or supply of the Products or in the operation of the Process and which may be made or acquired by either party during the term of this Agreement of the Process and which may be made or acquired by either party during the term of this Agreement.

               "Patents":

               (i) the patents and applications short particulars of which set out in Schedule A hereto;

               (ii) all patent applications that may hereafter be filed in the Territory by or on behalf of the Licensor which either are based on or claim priority from any of the foregoing patents and applications or which are in respect of any Improvements to which the Licensor is exclusively entitled and which the Licensor is due to disclose to the Licensee under clause 3.1 below; and

               (iii) all patents which may be granted pursuant to any of the foregoing patent applications.

               "Process": the cold fusion of toner to paper in a printing process utilising a specific hydrochlorofluorocarbon solution as a fusing agent as more particularly described in the application for the Patent.

               "Products": bottles or other containers specifically designed for use in the Process and containing quantities of Fusing Agent

               "Technical Information": all identifiable know-how, experience. data and all other technical or commercial information relating to the Fusing Agent. Products or the Process whether in human or machine readable form and whether stored electronically or otherwise and which might reasonably be of commercial interest to either party in the design manufacture or supply of the Products or in the operation of the Process

               "Territory": the United Kingdom, the Channel Islands. the Isle of Man. the Republic of Ireland, all member states of the European Union at the date of this Agreement and any other country as may be agreed in writing between the parties from time to time to be included within the Territory.

               2.1 The Licensor hereby grants to the Licensee an exclusive licence to use sell supply or otherwise deal in Fusing Agent and Products anywhere in the Territory.



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               2.2 The Licensee shall be entitled to sub-license any subsidiary
(as defined in s 736 of the Companies Act 1985 as amended) of the Licensee for so long as it is such a subsidiary under the rights granted or to be granted under clause 2.1 hereof provided that

                      2.2.1 the sub-licence should be in writing and shall contain obligations on the sub-licensee at least as onerous as those set out in this Agreement; and

                      2.2.2 the Licensee shall remain responsible for all acts and omissions of such sub-licensees as though they were by the Licensee; and

                      2.2.3 the Licensee shall Forthwith notify the Licensor in writing of any sub-licence granted pursuant to this clause and shall at the same time provide the Licensor with a copy of such sub-licence which will not be granted without the Licensor's approval which will not be unreasonably withheld.

                      2.2.4 the Licensee will not for the term of this Agreement exploit the Patents outside the Territory.

               2.3 The parties hereto agree to execute a formal licence agreement for the purposes of registering any patent licence granted pursuant to clause 2.2 above.

              3.      Improvements

                      3.1 Either party shall forthwith disclose to the other party in confidence and in such detail as that other party may reasonably require all Improvements that it may develop or acquire during the term of this Agreement except in so far as such disclosure would disclose information derived from and subject to confidentiality obligations in favour of a third party.

                      3.2 Save as otherwise provided herein, Improvements arising from work carried out by the Licensor and/or the Licensee shall be for the benefit of both the Licensor and the Licensee.

                      3.3 Subject to clause 7.6 below. Improvements arising from work carried out jointly shall belong to the parties equally unless they shall otherwise agree. Each party shall have the irrevocable right to use such joint Improvements independently of the other and to the extent necessary for such use each shall grant to the other a royalty free irrevocable perpetual non-exclusive licence under all jointly held intellectual property rights relating thereto including the right to assign and to grant sub-licences thereunder. Each party undertakes that on request it will confirm


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to any prospective licensee of the other the right of that other to grant such a licence pursuant to this clause.

              4.      Payment and Royalty Waiver

                      4.1 The period from the Effective Date to the first anniversary of the Effective Date shall be a royalty-free period and the Licensee shall not be obliged to make any payment of royalties to the Licensor in respect of Products or Cases of Products or Fusing Agent sold or otherwise supplied by the Licensee within the Territory.

                      4.2 The Licensee shall from the first anniversary of the Effective Date and for the continuance of this Agreement thereafter pay to the Licensor a royalty of US $10 per Case of Products sold or otherwise supplied by the Licensee for money or money's worth.

                     4.3 Payments due under clause 4.2 shall be made within 30 days of the end of each calendar quarter in respect of royalties accruing on Cases of Products sold or otherwise supplied and invoiced in that calendar quarter.

                      4.4 All sums due under this Agreement:

                              4.4.1 are exclusive of any value added or sales
tax or equivalent which shall be payable in addition on the rendering by the Licensor of any appropriate invoice;

                              4.4.2 shall be paid in United States dollars to
the credit of a bank account to be designated in writing by the Licensor. Conversion into United States dollars shall be calculated:

                              4.4.2.1 in the case of each royalty payment at the
rate of exchange ruling on the last day of the calendar quarter in respect of which the payment is due,

                              4.4.2.2 in the case of all other payments at the
rate of exchange ruling on the day payment is made or due whichever is earlier:

                      4.5 The Licensee shall submit to the Licensor within 30 days of the end of each calendar quarter a statement setting forth with respect to the operations of the Licensee hereunder during that period the quantity of Products used sold or supplied. The Licensor shall have the night to audit the Licensee's records during normal business hours with one week notice.


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                     4.6  The Licensor agrees to maintain confidential all
financial information received with respect to the Licensee's operations pursuant to the clauses 4.5

              5.      Registration

                     5.1 The Licensee and the Licensor shall procure the registration of any licence agreement executed under clause 2.'j hereof within 60 days of the Effective Date and shall bear the costs of such registration at the appropriate patent office equally between them.

              6.      Patents

                     6.1 The Licensor shall be entitled (but shall not be obliged) to take all steps (including any proceedings) as may be necessary to halt any infringement by a third party of any of the Patents or its Copyright in the Territory.

                     6.2 In the event of any infringement by a third party of any of the Patents or its Copyright the Licensee may take all legitimate steps to halt such infringement. Subject to receiving advice from experienced Patent Counsel that infringement proceedings, including any interlocutory proceedings where relevant, stand a reasonable chance of success the Licensee may request the Licensor to lend its name to such proceedings and provide reasonable assistance and the Licensor will do so.

                     6.3 The Licensor warrants to the Licensee that the exercise of the rights granted or to be granted to the Licensee hereunder will not as matters stand at the date of this Agreement result in the infringement of valid patents or other intellectual property rights of third parties. Should the Licensee be sued for infringement of any patents or other intellectual property rights of the third party by reason of its use or sale or supply of the Products the Licensor shall on request provide reasonable assistance to the Licensee in its defence to such action.

                     6.4 Where either party has developed or acquired an Improvement to which clause 3.1 above applies it shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on it until the other party has had at least 30 working days from disclosure in writing of all information relating to it to consider whether patent or other protection should be applied for. The party which has developed or acquired such Improvement will on request notify the other whether it intends to seek any relevant protection. If it does not wish to do so and if the other party within the 30 working day period notifies the party which has developed or acquired such Improvement that it would like to seek patent or other protection, and if it is agreed between the parties that the other party



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may do so, then this obligation shall continue for such time as may be reasonably required to prepare and file an application for patent or other protection.

                     6.5 Either party to this Agreement may at any time in respect of an Improvement elect not to pursue further an application for patent protection either jointly or on its own behalf or to maintain any such patent protection as it may have obtained and the party so electing shall notify, the other party and shall if so requested assign all rights it may have therein for nominal consideration to that other party provided that the party electing not to pursue the application or the resulting patent shall be entitled to a full non-exclusive royalty free worldwide perpetual and irrevocable licence under all relevant rights with the right to assign and to sub-license.

                     6.6 Subject to the provisions of clause 6.5 hereof the Licensor and the Licensee shall share equally the costs of filing and prosecuting any future joint patent applications to grant and of maintaining such granted patents in all countries.

              7.      Term and Termination

                     7.1 Unless terminated earlier in accordance with the following provisions of this clause this Agreement shall come into effect on the Effective Date and shall continue thereafter without limit of time until terminated as set out herein.

                     7.2 Without prejudice to any other rights it may have under this Agreement or otherwise the Licensee shall be entitled to terminate the Agreement with immediate effect if for any reason whatsoever the Patent (or any part of it) becomes invalid or expires or the registration of the Patent (or any part of it) is successfully challenged by any third party or if the Patent (or any part of it) ceases to be registered.

                     7.3 If either party is in breach of any obligation on it hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting party within 21 days of written notice specifying the breach and requiring its remedy, or if either party becomes insolvent, has a receiver appointed over the whole or any part of its assets, enters into any compound with creditors, or has an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme for amalgamation or reconstruction) or if the ownership or control of either party shall pass into the hands of any legal person, which the other party in its reasonable discretion considers unsuitable for any reason whatsoever then the other party or in the case of breach the party not in breach of the obligation or condition may terminate this Agreement with immediate effect by notice without prejudice to the accrued rights of either party.


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                     7.4 If that Consultancy Agreement between the Licensee and
Frank J. LaChapelle dated April 1, 1998 is breached and not cured within 30 days of such breach.

                     7.5 Termination of this Agreement for any reason shall not bring to an end:

                              7.5.1 the confidentiality obligations on the
parties hereto;

                              7.5.2 the Licensee's obligations to pay royalties
or other sums which have accrued due;

                              7.5.3 the licences (if any) under clauses 3.3 and
6.6.

                     7.6 On termination of this Agreement for any reason the Licensee shall continue to have the right for a period of 6 months from the date of termination to complete deliveries on contracts in force at that date and to dispose of Fusing Agent and/or Products already in its possession.

              8.      Force Majeure

                     8.1 If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

                     8.2 For the purpose of this Agreement 'force majeure' shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party to perform and without prejudice to the generality thereof shall include the following:

                              8.2.1 strikes, lock-outs or other industrial
action;

                              8.2.2 civil commotion, riot, invasion, war threat
or preparation for war;

                              8.2.3 fire, explosion, storm, flood, earthquake,
subsidence, epidemic or other natural physical disaster;



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                              8.2.4 impossibility of the use of railways,
shipping, aircraft, motor transport or other means of public or private transport;

                              8.2.5 political interference with the normal
operations of any party.

              9.      General

                     9.1 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party without the prior written consent of the other.

                     9.2 No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorised officers of both parties.

                     9.3 If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court or other authority of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

                     9.4 The headings in this Agreement are for convenience only and are not intended to have any legal effect.

                     9.5 A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

             10.      Notices

                    10.1 All communications between the parties with respect to this agreement shall be delivered by hand or sent by first class prepaid post (except where the address for service of the addressee is in a different country to that from which the communication is being despatched in which case such communication shall be sent by airmail) to the address of the addressee as set out in this agreement or to such other address as the addressee may from time to time have notified for the purpose of and in accordance with this clause.


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                    10.2 In proving service by post or airmail it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.

                    10.3 Communications between the parties shall be deemed to have been served on the addressee. if delivered by hand, immediately upon delivery, if sent by first class prepaid post. on the second business day after posting and, if sent by airmail, on the seventh business day after posting.

             11.      Governing Law and Disputes

                    11.1 The construction validity and performance of this Agreement shall be governed in all respects by English Law.

                    11.2 All disputes arising in any way out of or affecting this Agreement shall be subject to the exclusive jurisdiction of the English courts to which the parties hereto agree to submit.


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                                   SCHEDULE A

                                   The Patents


Description              Date of Filing     Application No.     Patent Published
-----------              --------------     ---------------     ----------------
UK Patent GB2273682B     10.12.1993          9325285.6            28.02.1996





SIGNED for and on behalf of
the LICENSOR by:


/s/ WALTER KORNBLUH
-------------------------------------
        President



SIGNED for and on behalf of
the LICENSEE by


/s/
-------------------------------------
    (Director/Secretary)



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